                                                                    Exhibit 10.4

                         AGREEMENT OF PURCHASE AND SALE
                    20 ALPHA ROAD, CHELMSFORD, MASSACHUSETTS

     This Agreement of Purchase and Sale ("Agreement") is made and entered into by and between Purchaser and Seller.

                                    RECITALS

     A. Defined terms are indicated by initial capital letters. Defined terms shall have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth.

     B. Purchaser desires to purchase the Property and Seller desires to sell the Property, all upon the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller agree as follows:

                          ARTICLE I - BASIC INFORMATION

     1.1 CERTAIN BASIC TERMS. The following defined terms shall have the meanings set forth below:

            1.1.1 SELLER: W9/TIB III Realty, L.L.C., a Delaware limited liability company

            1.1.2   PURCHASER:             Hittite Microwave Corporation, a
                                           Delaware corporation.

            1.1.3   PURCHASE PRICE:        $3,638,250.00

            1.1.4   EARNEST MONEY:         $285,000 (the "Earnest Money"),
                                           including interest thereon, to be
                                           deposited in accordance with SECTION
                                           3.1 below.

            1.1.5   TITLE COMPANY:         Commonwealth Land Title Insurance
                                           Company Attention: Louis Preveza
                                           Telephone: (617) 542-0800
                                           Facsimile: (617) 542-0636

            1.1.6   ESCROW AGENT:          The Escrow Agent shall be the Title
                                           Company.

            1.1.7   BROKERS:               Cushman & Wakefield, Inc
                                           125 Summer Street
                                           Suite 1500

                                           Boston, MA 02110-1616
                                           Attention: Torin A. Taylor
                                           Telephone:(617) 204-4115
                                           Facsimile: (617) 330-9499

                                           Spaulding & Slye Colliers
                                           255 State Street
                                           Boston, Massachusetts 02109
                                           Attention: Curtis Oberg
                                           Telephone: (617) 531-4175
                                           Facsimile: (617) 531-4286

            1.1.8   EFFECTIVE DATE:        The date on which this Agreement is
                                           executed by the latter to sign of
                                           Purchaser or Seller, as indicated on
                                           the signature page of this Agreement.

            1.1.9   PROPERTY INFORMATION   The Property Information was
                    DELIVERY DATE:         delivered to on February 12, 2004.

            1.1.10  TITLE AND SURVEY       The period ending upon expiration of
                    REVIEW PERIOD:         the Inspection Period.

            1.1.11  INSPECTION PERIOD:     The period that commenced on the
                                           Property Information Delivery Date
                                           and will expire on the Effective
                                           Date.

            1.1.12  CLOSING DATE:          April 28, 2004, as may be extended by
                                           Seller pursuant to Section 7.1.

            1.1.13  THE LEASES:            Those certain lease agreements by and
                                           between Seller and Celestica
                                           Corporation, dated December 22, 1999,
                                           and by and between Seller and
                                           Thermedics Detection, Inc., dated
                                           April 1, 2000, each as may have been
                                           amended, under which tenants have
                                           been leasing from Seller certain
                                           premises in the building located on
                                           the Real Property. Collectively,
                                           Celestica Corporation and Thermedics
                                           Detection, Inc. are referred to
                                           herein as "Tenants," and individually
                                           as "Tenant."

     1.2 CLOSING COSTS. Closing costs shall be allocated and paid as follows:

Title Commitment required to be delivered pursuant to SECTION 5.1                        Purchaser

Premium for standard form Title Policy required to be delivered pursuant to              Purchaser
SECTION 5.1

Premium for any upgrade of Title Policy for extended or additional coverage and          Purchaser
any endorsements desired by Purchaser, any

inspection fee charged by the Title Company, tax certificates, municipal and utility lien certificates, and any other Title Company charges

Costs of Survey and/or any revisions, modifications or recertifications thereto          Purchaser

Costs for UCC Searches                                                                   Purchaser

Recording Fees                                                                           Purchaser

Any deed taxes, documentary stamps, transfer taxes, intangible taxes, mortgage           Seller
taxes or other similar taxes, fees or assessments

Any escrow fee charged by Escrow Agent for holding the Earnest Money or conducting       Purchaser 1/2
the Closing                                                                              Seller 1/2

Recording fees for title clearing instruments, as set forth in Section 5.3.              Seller

Real Estate Sales Commission to Brokers                                                  Seller

All other closing costs, expenses, charges and fees                                      Each party as to its own legal
                                                                                         fees and disbursements,
                                                                                         otherwise in accordance with
                                                                                         Massachusetts conveyancing
                                                                                         custom.

     1.3    NOTICE ADDRESSES:

     Purchaser:                                  Copy to:

            Hittite Microwave Corporation               Goulston & Storrs, P.C
            12 Elizabeth Drive                          400 Atlantic Avenue
            Chelmsford, MA 01824-4147                   Boston, MA 02110-3333

            Attention: William W. Boecke                Attention: Michael J. Moran, Esq.

            Telephone: (978) 250-3343                   Telephone: (617) 574-6509
            Facsimile: (978) 250-3373                   Facsimile: (617) 574-7620

     Seller:                                     Copy to:

            W9/TIB III Realty, L.L.C.                   W9/TIB III Realty, L.L.C.
            c/o Archon Group, L.P.                      c/o Archon Group, L.P.
            919 18th Street NW Suite 500                600 East Las Colinas
            Washington, DC 20006                        Boulevard, Suite 400
                                                        Irving, TX 75039

            Attention: Asset Manager                    Attention: General Counsel
            Telephone: (202) 312-6700                   Telephone: (972) 368-2580
            Facsimile: (202) 312-6701                   Facsimile: (972) 368-4097

                                                 Copy to:

                                                        Choate, Hall & Stewart
                                                        53 State Street Boston, MA 02109

                                                        Attention: Anne Rickard
                                                        Jackowitz, P.C.
                                                        Telephone: (617) 248-5230
                                                        Facsimile: (617) 248-4000

     1.4    INDEX OF CERTAIN ADDITIONAL DEFINED TERMS:

Term                                                           Section
----                                                           -------
Additional Property Information........................................ 4.2
Asset Manager........................................................ 12.18
Asset Manager's Employee............................................... 9.3
Assignment........................................................... 7.3.2
Casualty Notice........................................................ 6.2
CERCLA................................................................ 11.3
Closing................................................................ 7.1
Deed................................................................. 7.3.1
Designated Representative(s)......................................... 12.18
ERISA................................................................ 7.4.2
Hazardous Materials................................................... 11.4
Improvements ........................................................ 2.1.1
Intangible Personal Property......................................... 2.1.3
Land................................................................. 2.1.1
Material Damage...................................................... 6.2.1
Operating Statements................................................... 4.1
Permitted Exceptions................................................... 5.3
Property 2.1 Property Documents........................................ 4.4
Property Information................................................... 4.1
Real Property........................................................ 2.1.1
Service Contracts.................................................... 2.1.3
Survey................................................................. 5.2
Survival Period........................................................ 9.3
Taxes.................................................................. 8.1
Title Commitment....................................................... 5.1
Title Policy........................................................... 5.1
Title Status........................................................... 5.4

                              ARTICLE II - PROPERTY

     2.1 Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (collectively, the "PROPERTY"):

            2.1.1 REAL PROPERTY. The land described in Exhibit A attached hereto (the "LAND"), together with (1) all improvements located thereon ("IMPROVEMENTS"), (ii) all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining thereto, (iii) without warranty, all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land; and (iv) all fixtures, equipment, and other personal property, if any, owned by Seller and attached to, and used in connection with, the operation, maintenance or repair of the Improvements (collectively, the "REAL PROPERTY"). Seller agrees to convey to Purchaser good and clear, record and marketable title to the Real Property, subject only to the Permitted Encumbrances (defined below).

          2.1.2 TANGIBLE PERSONAL PROPERTY. All of Seller's right, title and interest, without warranty, except as expressly provided otherwise in the Assignment (as defined in Section 7.2.3), in the equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located in and used in connection with the operation, ownership or management of the Real Property, but specifically excluding any items of personal property owned by Tenants at or on the Real Property and further excluding any items of personal property owned by third parties and leased to Seller or Seller's property manager, and specifically including the items listed on EXHIBIT A of the Assignment (collectively, the "TANGIBLE PERSONAL PROPERTY").

          2.1.3 INTANGIBLE PERSONAL PROPERTY. All of Seller's right, title and interest, if any, without warranty, in all intangible personal property related to the Real Property and the Improvements, including, without limitation, all to the extent assignable: all trade names and trade marks associated with the Real Property and the Improvements, including Seller's rights and interests, if any, in the name of the Real Property; the plans and specifications and other architectural and engineering drawings for the Improvements, if any (to the extent assignable without cost to Seller); contract rights related to the operation, ownership or management of the Real Property, including maintenance, service, construction, supply and equipment rental contracts, if any, (collectively, the "SERVICE CONTRACTS"), to the extent that Seller's obligations yet to be performed thereunder are expressly assumed by Purchaser pursuant to this Agreement; warranties (subject to the provisions of the next sentence); governmental permits, approvals and licenses, if any (to the extent assignable without cost to Seller); and telephone exchange numbers (to the extent assignable without cost to Seller (all of the items described in this SUBSECTION 2.1.3 collectively referred to as the "INTANGIBLE PERSONAL PROPERTY"). Seller shall assign any roof warranty to Purchaser at no cost to

     Purchaser. Any other warranty shall be assigned to Purchaser only to the extent assignable without cost to Seller, unless Purchaser elects to pay such cost, in which case Seller shall advise Purchaser of the cost to assign any such warranty and Purchaser shall pay the actual, out-of-pocket cost of such assignment.

                           ARTICLE III - EARNEST MONEY

     3.1 DEPOSIT AND INVESTMENT OF EARNEST MONEY. Simultaneously upon its execution and delivery of this Agreement, Purchaser shall deposit the Earnest Money with Escrow Agent. Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Seller and Purchaser, shall not commingle the Earnest Money with any funds of Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. Such account shall have no penalty for early withdrawal, and Purchaser accepts all risks with regard to such account.

     3.2 FORM; FAILURE TO DEPOSIT. The Earnest Money shall be in the form of a certified or cashier's check or the wire transfer to Escrow Agent of immediately available U.S. federal funds. If Purchaser fails to timely deposit the Earnest Money within the time period required, Seller may terminate this Agreement by written notice to Purchaser, in which event any Earnest Money that has previously been deposited by Purchaser with Escrow Agent shall be delivered to Seller and thereafter the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.

     3.3 DISPOSITION OF EARNEST MONEY. The Earnest Money shall be applied as a credit to the Purchase Price at Closing. In the event of a termination of this Agreement by either Seller or Purchaser for any reason permissible under this Agreement, Escrow Agent is authorized to deliver the Earnest Money to the party hereto entitled to same pursuant to the terms hereof on or before the tenth
(10th) business day following receipt by Escrow Agent and the non-terminating party of written notice of such termination from the terminating party, unless the other party hereto notifies Escrow Agent that it disputes the right of the other party to receive the Earnest Money, in which event Escrow Agent shall not release the Earnest Money until and only in compliance with (i) joint instructions from Purchaser and Seller directing such release or (ii) a court order directing such release. In such event, Escrow Agent may interplead the Earnest Money into a court of competent jurisdiction in the county in which the Earnest Money has been deposited. All attorneys' fees and costs and Escrow Agent's costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money, or if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.

     Escrow Agent shall be entitled to rely upon the authenticity of any signature and the genuineness and validity of any writing received by Escrow Agent relating to this Agreement. Escrow Agent is not responsible for the nature, content, validity or enforceability of any of the Closing deliveries except for those documents prepared by Escrow Agent.

     In the event of any disagreement between the parties hereto resulting in conflicting instructions to, or adverse claims or demands upon Escrow Agent with respect to the release of the Earnest Money or the Closing deliveries, Escrow Agent shall refuse to comply with any such instruction, claim or demand so long as such disagreement shall continue and in so refusing Escrow Agent shall not release the Earnest Money or the Closing deliveries. Escrow Agent shall not be, or become, liable in any way for its failure or refusal to comply with any such conflicting instructions or adverse claims or demands and it shall be entitled to continue to refrain from acting until such conflicting instructions or adverse claims or demands (a) shall have been adjusted by agreement and it shall have been notified in writing thereof by the parties hereto, or (b) shall have finally been determined in a court of competent jurisdiction. In the alternative, Escrow Agent may, but shall not be obligated to, file a suit in interpleader for a declaratory judgment for the purpose of having the respective rights of the claimants adjudicated and may deliver to the court the Earnest Money.

     Escrow Agent shall not be responsible for (i) any fluctuations in the interest rate applicable to any cash held by it pursuant to or by virtue of this Agreement, or (ii) the validity, sufficiency, collectability, or legal effect or any instrument deposited with Escrow Agent.

     The parties hereto do hereby certify that they are aware that the Federal Deposit Insurance Corporation ("FDIC") coverages apply only to a cumulative maximum amount of $100,000 for each individual deposit for all of depositor's accounts at the same or related institutions. The parties hereto further understand that certain banking instruments such as, but not limited to, repurchase agreements and letters of credit are not covered at all by FDIC insurance.

     Further, the parties hereto understand that Escrow Agent assumes no responsibility for, nor will the parties hereto hold Escrow Agent liable for, any loss occurring which arises from the fact that the amount of the Earnest Money may cause the aggregate amount of any individual depositor's accounts to exceed $100,000 and that the excess amount is not insured by the FDIC or that FDIC insurance is not available on certain types of bank instruments.

                           ARTICLE IV - DUE DILIGENCE

     4.1 DUE DILIGENCE MATERIALS DELIVERED TO PURCHASER. On the Property Information Delivery Date, Seller delivered to Purchaser the following information (the "PROPERTY INFORMATION"), and Purchaser hereby acknowledges receipt of the Property Information:

            4.1.1 FINANCIAL INFORMATION. Copy of operating statements and a summary of capital expenditures pertaining to the Property for the twelve
     (12) months preceding the Effective Date of this Agreement ("OPERATING STATEMENTS");

            4.1.2 ENVIRONMENTAL REPORTS. Copy of any environmental, geotechnical and soil reports or site assessments related to the Property listed on EXHIBIT B;

            4.1.3 TAX STATEMENTS. Copy of ad valorem tax statements relating to the Property for the current tax fiscal year and the immediately preceding fiscal year;

            4.1.4 TITLE AND SURVEY. Copy of Seller's most current title insurance information and survey of the Property;

            4.1.5 SERVICE CONTRACTS. Copies of the Service Contracts, listed on EXHIBIT C;

            4.1.6 PLANS AND SPECIFICATIONS. To the extent existing and in Seller's possession, building plans and specifications relating to the Property and the improvements thereon;

            4.1.7 ENGINEERING REPORTS. To the extent existing and in Seller's possession, engineering reports, including without limitation any structural, plumbing, electrical, mechanical and civil reports;

            4.1.8 LICENSES, PERMITS AND CERTIFICATES OF OCCUPANCY. To the extent existing and in Seller's possession, licenses, permits, approvals, and certificates of occupancy relating to the Property;

            4.1.9 LITIGATION. Copies of any correspondence in Seller's possession regarding any pending or threatened litigation affecting the Property, or to the extent the same would have an adverse affect on the Property or the transaction contemplated hereby, the Seller; and

            4.1.10 MAINTENANCE RECORDS AND WARRANTIES. To the extent existing and in Seller's possession, maintenance work orders for the twelve (12) months preceding the Effective Date and warranties, if any, on roofs, air conditioning units, fixtures and equipment.

     As used in this Agreement, the term "in Seller's possession" or words to similar effect shall mean items in the possession of Seller, the Asset Manager, or the Property Manager.

     4.2 ADDITIONAL PROPERTY INFORMATION. To the extent such items are in Seller's possession, Seller did make available to Purchaser for Purchaser's review during the Inspection Period, at Seller's option at either the offices of Seller's Asset Manager or property manager or at the Property, any additional materials in the files maintained by Seller, its Asset Manager, or property manager, regarding the condition of the Property or the improvements thereon, and Seller's operation of the Property (the "ADDITIONAL PROPERTY INFORMATION"), and Purchaser at its expense shall have the right to make copies of same.

     4.3 ACCESS AND CONFIDENTIALITY AGREEMENTS. As set forth in the Access and Due Diligence Agreement executed by Purchaser and Seller on February 5, 2004 (the "ACCESS AGREEMENT," a copy of which is attached hereto as EXHIBIT D), Purchaser shall have reasonable access to the Property prior to the Closing at all reasonable times during normal business hours for the purpose of conducting inspections and tests of the Property. Purchaser and Seller also executed a Confidentiality Agreement dated February 12, 2004, respecting certain Property Documents provided to Purchaser (the "CONFIDENTIALITY AGREEMENT," a copy of which is attached hereto as EXHIBIT E, the Access Agreement and the Confidentiality Agreement are collectively referred to herein as the "DUE DILIGENCE AGREEMENTS"). Notwithstanding any provisions to the contrary in the Due Diligence Agreements (including but not limited to the termination provisions therein), the Due Diligence Agreements are incorporated herein in full. Notwithstanding any provision contained in this Agreement or the Due Diligence Agreements to the contrary, upon Closing the Due Diligence Agreements shall become void, except that Section 4 of the Access Agreement and Sections 1 and 2 of the Confidentiality Agreement shall survive the Closing. Nothing in this Section 4.3 shall affect the rights and obligations of the parties set forth in Section 12.8 below.

     4.4 COMPLETION OF DUE DILIGENCE. Purchaser acknowledges and agrees that it has received or had access to all the Property Information and the Additional Property Information (collectively, the "PROPERTY DOCUMENTS"), that it has examined, inspected, and investigated the Property Documents and the Property, and has: (a) determined that the Property is acceptable to Purchaser; (b) obtained all necessary internal approvals; and (c) satisfied all other contingencies of Purchaser to its satisfaction. Pending satisfaction by Seller of the closing conditions described in Section 7.2 and subject to Seller's obligation to comply with the requirements in Section 5.4, as of the Effective Date, Purchaser is prepared to proceed expeditiously to Closing.

     4.5 NO REPRESENTATION OR WARRANTY BY SELLER. Purchaser acknowledges that, except as expressly set forth in this Agreement, neither Seller nor Asset Manager has made nor makes any warranty or representation regarding the truth, accuracy or completeness of the Property Documents or the source(s) thereof. Purchaser further acknowledges that some if not all of the Property Documents were prepared by third parties other than Seller and Asset Manager. Seller and Asset Manager expressly disclaim any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Property Documents, or in any other written or oral communications transmitted or made available to Purchaser. Purchaser shall rely solely upon its own investigation with respect to the Property, including, without limitation, the Property's physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto. Seller and Asset Manager have not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents and are providing the Property Documents solely as an accommodation to Purchaser.

     4.6 RETURN OF DOCUMENTS AND REPORTS. If this Agreement terminates for any reason other than Seller's default hereunder, Purchaser shall promptly return and/or deliver to Seller all Property Documents and copies thereof. Additionally, if this Agreement terminates for any reason other than Seller's default, then Purchaser shall deliver to Seller copies of all third party reports, investigations and studies regarding the physical condition of the Property (collectively, the "REPORTS" and, individually, a "REPORT") prepared for Purchaser in connection with its due diligence review of the Property. The Reports shall be delivered to Seller without any representation or warranty as to the completeness or accuracy of the Reports or any other matter relating thereto, and Seller shall have no right to rely on any Report without the written consent of the party preparing same. Purchaser's obligation to deliver the Property Documents and the Reports to Seller shall survive the termination of this Agreement.

     4.7 SERVICE CONTRACTS. Purchaser hereby agrees to assume the obligations arising from and after the Closing Date under that certain Service Contract listed on EXHIBIT C attached hereto, and Seller shall have no obligation to terminate said Service Contract.

                          ARTICLE V - TITLE AND SURVEY

     5.1 TITLE COMMITMENT. Purchaser shall cause to be prepared and delivered to Seller, reasonably promptly following Purchaser's receipt of the same from the Title Company: (1) a firm commitment for title insurance (the "TITLE COMMITMENT") Issued by the Title Company, in the amount of the Purchase Price, with Purchaser as the proposed insured on the title policy to be issued upon the Closing (the "TITLE POLICY"); and (ii) copies of all documents of record referred to in the Title Commitment as exceptions to title to the Property. Purchaser agrees to provide Seller with any and all updated drafts of the Title Commitment provided by the Title Company, reasonably promptly following Purchaser's receipt of same.

     5.2 NEW OR UPDATED SURVEY. Purchaser may elect to obtain a new survey or revise, modify, or re-certify an existing survey ("SURVEY") as necessary in order for the Title Company to delete the survey exception from the Title Policy or to otherwise satisfy Purchaser's objectives.

     5.3 TITLE REVIEW. Subject to Section 5.4 below, prior to the expiration of the Title and Survey Review Period or within ten (10) business days after the updated Survey is issued, whichever is earlier (the "TITLE REVIEW PERIOD"), Purchaser shall review title to the Property and deliver to Seller a written notice ("TITLE OBJECTION NOTICE") of any matters of record as of the date of the Title Commitment, other than Permitted Exceptions (defined below), which, if not removed or otherwise addressed prior to Closing, would preclude Seller from conveying good and clear record and marketable title to the Property to Purchaser at Closing ("TITLE OBJECTIONS"). Any Title Objection Notice shall describe the Title Objections referenced therein in reasonable detail and shall contain complete copies of all recorded instruments creating or related to the same. If Purchaser fails to deliver a Title Objection Notice to Seller prior to the expiration of the Title Review Period, any matters of record as of the date of the Title Commitment shall constitute Permitted Exceptions, except for any Monetary Encumbrances (defined below) voluntarily created by Seller, Asset Manager, or any entity affiliated with either of them.

            5.3.1 MONETARY ENCUMBRANCES. If Purchaser delivers a Title Objection Notice prior to the expiration of the Title Review Period with respect to any Title Objection that is a lien, mortgage, assignment of rents, financing statement, or other encumbrance created by or through Seller or any entity affiliated with Seller (and, without limiting the general application of the foregoing, judgment liens against Seller or any entity affiliated with Seller for liquidated amounts of money, mechanics' liens based on work or materials contracted for by Seller or any entity affiliated by Seller, and tax liens shall constitute encumbrances created by or through Seller, but any prejudgment or other attachment of the Property shall not) that secures the payment of money or can be bonded over (collectively, "Monetary Encumbrances" and each a "Monetary Encumbrance"), Seller shall notify Purchaser within ten (10) business days after receipt of such Title Objection Notice, either (1) that Seller has paid the amount necessary to remove all Monetary Encumbrances from the record title to the Property and will, on or prior to the Closing Date, obtain recordable instruments or other documentation sufficient to cause the Title Company to delete such matters from the Title Policy for no additional premium, or
     (ii) that Seller agrees to pay on the Closing Date the sum required to remove all Monetary Encumbrances from the record title to the Property (which sum may be paid out of the

     Purchase Price to be received at Closing), pursuant to arrangements reasonably acceptable to Seller and Purchaser, and will on the Closing Date, obtain recordable instruments or other documentation sufficient to cause the Title Company, for no additional premium, to delete all Monetary Encumbrances from the Title Policy. If Seller fails to notify Purchaser within such 10-day period, such failure shall constitute an election to proceed under clause (ii) in the preceding sentence. Notwithstanding the foregoing, in the event that Seller is unable with diligent efforts to obtain on or before Closing a recordable instrument to release or discharge any such Monetary Encumbrance or to otherwise provide such documentation and/or assurances as may be required by the Title Company for deletion of the exception(s) for any such Monetary Encumbrance from the Title Policy, Purchaser agrees to extend the date of Closing for up to an additional thirty (30) days to allow Seller additional time to obtain such recordable instrument. For the purposes of this Section 5.3 only, diligent efforts by Seller shall include, but not be limited to, posting a bond and/or indemnifying the Title Company to the reasonable satisfaction of the Title Company. If Seller shall fail to release or discharge any such Monetary Encumbrance or to otherwise cause the Title Company to delete from the Title Policy any exception for any such Monetary Encumbrance at the Closing, as the same may be extended as aforesaid, then Purchaser, at Purchaser's option, shall elect either (x) to terminate this Agreement, in which event, Purchaser shall be entitled to the prompt return of the Earnest Money and, except as expressly provided otherwise in this Agreement, this Agreement shall be of no further force and effect and the parties shall have no further rights, obligations or liabilities hereunder, or (y) Purchaser may proceed with the Closing and deduct from the Purchase Price otherwise payable hereunder such amount(s) as may be required in order to discharge any and all such Monetary Encumbrances.

            5.3.2 NONMONETARY ENCUMBRANCES. If Purchaser delivers a Title Objection Notice prior to the expiration of the Title Review Period with respect to any encumbrance that is not a Monetary Encumbrance (collectively, "Nonmonetary Encumbrances"), Seller shall use reasonable efforts to remove or cure the same, provided that (i) Seller shall not be required to incur more than Fifty Thousand Dollars ($50,000.00) in costs and expenses (including, without limitation, attorney's fees) (the "Title Cap") in the aggregate to cure all Nonmonetary Encumbrances, and (ii) Seller shall not be obligated to make any effort to remove or cure the same if Seller reasonably determines that the cost of cure will exceed the Title Cap. If, within thirty (30) days after the Seller's receipt of a Title Objection Notice, the Seller has failed to remove or cure the Nonmonetary Encumbrances, Seller shall so notify Purchaser within three (3) days following the expiration of such 30-day period and Purchaser shall, as its sole and exclusive remedy, on or before the tenth (10th) day after Purchaser's receipt of the Seller's notice, give notice to Seller, that Purchaser either: (y) elects to proceed with the Closing, in which event all Nonmonetary Encumbrances identified in the Title Objection Notice that Seller has not cured or removed shall be conclusively presumed thereafter to constitute Permitted Exceptions and the Closing shall occur without any credit against or abatement of the Purchase Price on account thereof; or
     (z) elects to terminate this Agreement, in which event Purchaser shall be entitled to the prompt return of the Earnest Money and, except as expressly provided otherwise in this Agreement, this Agreement shall be of no further force and effect and the parties shall have no further rights, obligations or liabilities hereunder. Unless Purchaser gives notice to Seller within such ten-day period that Purchaser has elected to terminate the Agreement pursuant to the foregoing clause (z), Purchaser shall be conclusively presumed to have elected to proceed to Closing pursuant to the foregoing clause (y) and the uncured Nonmonetary Encumbrances shall be deemed waived by Purchaser and shall thereupon be deemed to be Permitted Exceptions. Notwithstanding the foregoing, in the event that Seller shall have notified Purchaser within thirty (30) days after Seller's receipt of the Title Objection Notice that Seller intends to use reasonable efforts as aforesaid to cure any Nonmonetary Encumbrance but Seller is unable with diligent efforts to remove or cure any such Nonmonetary Encumbrance within such 30-day period, Seller shall notify Purchaser thereof within three (3) days following the expiration of such 30-day period and Purchaser agrees to provide Seller with an additional thirty (30) days to remove or cure such Nonmonetary Encumbrance. The Closing Date shall be extended for such period of time as necessary to give Seller and Purchaser the benefit of the time periods stated in this Section 5.3.2.

            5.3.3 ENCUMBRANCES FOLLOWING THE DATE OF THE TITLE COMMITMENT. Notwithstanding the foregoing, Seller agrees to remove at its expense, without applicability of the Title Cap, any encumbrances to title that first became a matter of record after the effective date of the Title Commitment and are either: (a) Monetary Encumbrances; or (b) Nonmonetary Encumbrances voluntarily created by or through Seller or any affiliate of Seller. As for any other Nonmonetary Encumbrances that first become a matter of record after the effective date of the Title Commitment, Purchaser shall have the right to give Seller a Title Objection Notice with respect thereto at any time on or before the Closing Date, and the provisions of Section 5.3.2 above, including the Title Cap, shall apply. In the event that a Title Objection Notice is delivered by Purchaser pursuant to this Section 5.3.3, the Closing Date shall be extended for such period of time as necessary to give Seller and Purchaser the time periods set forth in Section 5.3.2 above.

     For purposes of this Agreement, the term "PERMITTED EXCEPTIONS" shall be deemed to mean and include: (1) all applicable laws; (ii) all real estate taxes which are not due and payable as of the Closing Date; (iii) liens for municipal betterments assessed after the date of this Agreement; (iv) matters created by, through or under Purchaser; (v) any matters shown on or referenced in the Survey; (vi) any matters which would properly constitute Title Objections which Purchaser fails to call to Seller's attention in a duly delivered Title Objection Notice; and (vii) any licensees under any Service Contracts assumed by Purchaser as of Closing.

     5.4 TITLE STATUS. Purchaser has obtained a Title Commitment with an effective date of March 2, 2004, at 8:00 A.M., a copy of which is attached hereto as EXHIBIT J. Notwithstanding anything to the contrary in Section 5.3, Purchaser agrees that, subject to Seller's performance of its obligations under this Section 5.4, Purchaser shall not give Seller a Title Objection Notice, except for a Title Objection Notice, if any, given pursuant to Section 5.3.3 above. Seller agrees, without limitation or duplication of Seller's obligations under Section 7.3, to cause to be executed, acknowledged as appropriate, and delivered, such instruments and to take such other actions as may be required in order to comply with the requirements set forth in the following items listed on Schedule B - Section 1 to the Title Commitment attached hereto as EXHIBIT J:
Items 2 (except that Purchaser shall be responsible for recording same), 3, 4, 6, 7, 8, and 10.

Except as set forth in this Section 5.4, Purchaser agrees that it has reviewed the Title Commitment and the Survey, and is satisfied with title to the Property as of the later of the date of the Title Commitment and the Survey.

                    ARTICLE VI - OPERATIONS AND RISK OF LOSS

     6.1    ONGOING OPERATIONS. From the Effective Date through Closing:

            6.1.1 SERVICE CONTRACTS. Seller will perform its material obligations under the Service Contracts.

            6.1.2 NEW CONTRACTS. Seller will not enter into any contract that will be an obligation affecting the Property subsequent to the Closing, but Seller may, in the ordinary course of business, enter any contract that is terminable without cause and without the payment of any termination penalty on or before the Closing Date. With respect to any contract entered into after the Effective Date, Purchaser may elect to require Seller to terminate such contract as of the Closing Date by giving Seller written notice of such election on or before the day that is three (3) business days after the later to occur of (1) the expiration of the Inspection Period; and (ii) the date on which Seller notifies Purchaser of such contract, which notice shall contain a copy of such contract.

            6.1.3 MAINTENANCE OF IMPROVEMENTS; REMOVAL OF PERSONAL PROPERTY. Subject to SECTIONS 6.2 AND 6.3, Seller shall maintain all Improvements substantially in their present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with Seller's maintenance of the Improvements during Seller's period of ownership.

            6.1.4 MAINTENANCE AND OPERATING AGREEMENTS. Subject to the provisions of Section 6.1.2, Seller retains the right during the Inspection Period to enter into maintenance or operating agreements related to the Property (i.e., utility agreements), provided that, in the reasonable judgment of Seller, any such agreements are entered in the ordinary course of Seller's business as owner of the Property and provided further that any such agreements will not have a material adverse impact on Purchaser's use or operation of the Property. Seller will not enter into any such agreement without providing Purchaser all relevant supporting documentation, as reasonably determined by Seller. Any such agreements regarding the Property entered into by Seller following expiration of the Inspection Period shall require the written approval of Purchaser, not to be unreasonably withheld or denied.

     6.2 DAMAGE. If prior to Closing the Property is damaged by fire or other casualty, Seller shall estimate the cost to repair and the time required to complete repairs and will provide Purchaser written notice of such casualty (the "CASUALTY NOTICE") as soon as reasonably possible after the occurrence of the casualty and, in any event, before Closing. The Casualty Notice shall include a reasonably detailed description of the nature and extent of the casualty damage and Seller's estimation of the cost to repair same.

            6.2.1 MATERIAL. In the event of any Material Damage to or destruction of the Property or any portion thereof prior to Closing, Purchaser may, at its option, terminate this Agreement by delivering written notice to Seller on or before the expiration of thirty (30) days after the date Seller delivers the Casualty Notice to Purchaser (and if necessary, the Closing Date shall be extended to give Purchaser the full thirty-day period to make such election and to obtain insurance settlement agreements with Seller's Insurers). Upon any such termination, the Earnest Money shall be returned to Purchaser and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If Purchaser does not terminate this Agreement within said 30-day period, then the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing, Seller shall assign to Purchaser, without representation or warranty by or recourse against Seller (provided, however, that Seller shall reasonably cooperate with Purchaser in pursuing any claims for such proceeds including the execution and delivery of any instruments reasonably required in connection therewith, provided that Seller's costs incurred in such cooperation, including but not limited to attorneys' fees, shall not exceed $5,000, with this obligation surviving the Closing), all of Seller's rights in and to any resulting insurance proceeds due Seller as a result of such damage or destruction and Purchaser shall assume full responsibility for all needed repairs, and Purchaser shall receive a credit at Closing for any deductible amount under such insurance policies (but the amount of the deductible plus insurance proceeds shall not exceed the lesser of (A) the cost of repair or (B) the Purchase Price and a pro rata share of the rental or business loss proceeds, if any). For the purposes of this Agreement, "MATERIAL DAMAGE" and "MATERIALLY DAMAGED" means damage which is estimated by a qualified third party (which shall include Seller's insurer) in the ordinary course to exceed $150,000.00 to repair, or which is likely to take longer than ninety (90) days to repair.

            6.2.2 NOT MATERIAL. If the Property is not Materially Damaged, then neither Purchaser nor Seller shall have the right to terminate this Agreement, and Seller shall, at its option, either (1) repair the damage before the Closing in a manner reasonably satisfactory to Purchaser, or
     (ii) credit Purchaser at Closing for the reasonable cost to complete the repair (in which case Seller shall retain all insurance proceeds and Purchaser shall assume full responsibility for all needed repairs).

     6.3 CONDEMNATION. If proceedings in eminent domain are instituted with respect to the Property or any portion thereof, Purchaser may, at its option, by written notice to Seller given within thirty (30) days after Seller notifies Purchaser of such proceedings (and if necessary the Closing Date shall be automatically extended to give Purchaser the full thirty-day period to make such election), either: (1) terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (ii) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Purchaser does not give Seller written notice of its election within the time required above, then Purchaser shall be deemed to have elected option (ii) above.

                              ARTICLE VII - CLOSING

     7.1 CLOSING. The consummation of the transaction contemplated herein ("Closing") shall occur on April 28, 2004 at a location in the Greater Boston area selected by Purchaser and identified to Seller in written notice delivered to Seller on or before April 21, 2004. Notwithstanding the foregoing, in the event that Seller has not received the Lease Terminations required by Section
7.2.4 below on or before April 26, 2004, Seller shall have the option to extend the Closing Date for up to ten (10) business days upon written notice delivered to Purchaser not later than April 26, 2004; provided, however, that in no event shall the Closing Date be scheduled for any date between April 30, 2004 and May 9, 2004, inclusive. Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank reasonably satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

     7.2 CONDITIONS TO PARTIES' OBLIGATION TO CLOSE. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder are conditioned upon the following:

            7.2.1 REPRESENTATIONS AND WARRANTIES. The other party's representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date;

            7.2.2 DELIVERIES. As of the Closing Date, the other party shall have tendered all deliveries to be made at Closing; and

            7.2.3 ACTIONS, SUITS, ETC. There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against the other party that would materially and adversely affect the operation or value of the Property or the other party's ability to perform its obligations under this Agreement.

            7.2.4 LEASE TERMINATIONS. Seller shall deliver to Purchaser within three (3) business days after the full execution and delivery thereof, agreements with each Tenant to terminate such Tenant's Lease effective on or before the Closing Date, as the same may be extended pursuant to Section
     7.1 above (the "Lease Terminations"). The Lease Terminations shall oblige each Tenant to vacate its premises on or before the Closing Date and shall impose no obligation whatsoever on Purchaser and no obligation that will affect the Property after Closing. Any and all lease termination fees payable by the Tenants to Seller under the Lease Terminations shall become and remain the sole property of Seller. If Seller fails for any reason to deliver Lease Terminations satisfying the requirements of this Section
     7.2.4 on or before the Closing Date, as the same may be extended, then Purchaser may terminate this Agreement by giving Seller notice of such election on or before the date that is ten (10) days after the Closing Date, and the Closing Date shall be extended to provide Purchaser with such 10-day period in which to make such election. In the event that Purchaser elects to terminate this Agreement based on

     Seller's failure to deliver the Lease Terminations, Seller shall, within forty-five (45) days of Purchasers written request therefor, such request to be accompanied by copies of invoices and other evidence reasonably satisfactory to Seller as to the sums expended by Purchaser in negotiating this Agreement, conducting its due diligence activities pursuant to the Access Agreement and Article IV above, and in preparing for the Closing, reimburse Purchaser for its reasonable out-of-pocket expenses, including, without limitation, legal fees and disbursements, incurred in the performance of such activities. If Purchaser fails to terminate this Agreement for failure of the condition in this Section 7.2.4, then it shall not be a condition to Closing that Seller shall terminate any Lease as to which Seller has not entered into a Lease Termination (such Lease, a "Surviving Lease") and at Closing, Seller and Purchaser shall execute and deliver an Assignment and Assumption Agreement, in the form of EXHIBIT I attached hereto, with respect to any Surviving Lease. Except for any Surviving Lease, each of the Leases shall in fact be terminated, and the Tenants shall have surrendered and vacated their respective premises, and, except for any personal property listed on EXHIBIT A to the Bill of Sale attached hereto as EXHIBIT F, removed all their furniture, equipment, and other personal property therefrom, and have left such premises in broom clean condition on or before the Closing Date, as may be extended.

            7.2.5 REMOVAL OF VENT HOOD. On or before the Closing Date, Seller shall have caused to be removed that certain vent hood located in the laboratory/office space in the premises leased by Thermedics Detection, Inc.

     So long as a party is not in default hereunder, if any condition to such party's obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on the Closing Date, or elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close, notwithstanding the non-satisfaction of such condition, there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had knowledge at the Closing.

     7.3 SELLER'S DELIVERIES IN ESCROW. As of or prior to the Closing Date (unless provided otherwise), Seller shall deliver in escrow to Escrow Agent the following:

            7.3.1 DEED. A Massachusetts form of Quitclaim Deed inform acceptable for recordation under the laws of the Commonwealth of Massachusetts, executed and acknowledged by Seller, conveying to Purchaser Seller's interest in the Real Property subject only to the Permitted Exceptions (tile "DEED");

            7.3.2 BILL OF SALE, ASSIGNMENT AND ASSUMPTION. A Bill of Sale, Assignment and Assumption of Contracts in the form of EXHIBIT F attached hereto (the "ASSIGNMENT"), executed and acknowledged by Seller, vesting in Purchaser, without warranty, Seller's right, title and interest in and to the property described therein free of any claims, except for the Permitted Exceptions to the extent applicable;

            7.3.3 CONVEYANCING OR TRANSFER TAX FORMS OR RETURNS. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Real Property;

            7.3.4 FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Seller;

            7.3.5 AUTHORITY. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the underwriter for the Title Policy. Such authority documents shall include: (1) a certificate of good standing for Seller from the Secretary of State for the State of Delaware, which names the managers of Seller or the person authorized to execute real estate instruments on behalf of Seller, (ii) a certified copy of Seller's Certificate of Organization from the Secretary of State for the State of Delaware; (iii) a certificate of good standing for Seller from the Secretary of State for the Commonwealth of Massachusetts; and (iv) an Officer's Certificate from an officer of Seller attesting to the incumbency of the officer executing documents on behalf of Seller.

            7.3.6   ASSIGNMENT AND ASSUMPTION OF LEASE(S). If, pursuant to
     Section 7.2.4, Purchaser elects to purchase the Property subject to any Surviving Lease, an Assignment and Assumption of Leases in the form of
     EXHIBIT I attached hereto (the "Lease Assignment") with respect to the Surviving Lease(s).

            7.3.7 ADDITIONAL DOCUMENTS. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).

     7.4 PURCHASER'S DELIVERIES IN ESCROW. As of or prior to the Closing Date, Purchaser shall deliver in escrow to Escrow Agent the following:

            7.4.1 BILL OF SALE, ASSIGNMENT AND ASSUMPTION. The Assignment, executed and acknowledged by Purchaser;

            7.4.2 ERISA LETTER. A letter to Seller in the form of EXHIBIT G attached hereto duly executed by Purchaser, confirming that Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") and, in the event Purchaser is unable or unwilling to make such a representation, Purchaser shall be deemed to be in default hereunder, and Seller shall have the right to terminate this Agreement and to receive and retain the Earnest Money;

            7.4.3 CONVEYANCING OR TRANSFER TAX FORMS OR RETURNS. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Purchaser by applicable state and local law in connection with the conveyance of Real Property; and

            7.4.4 ADDITIONAL DOCUMENTS. Any additional documents that Seller, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement).

     7.5 CLOSING STATEMENTS. As of or prior to the Closing Date, Seller and Purchaser shall deposit with Escrow Agent executed closing statements consistent with this Agreement in the form required by Escrow Agent.

     7.6 PURCHASE PRICE. At or before 1:00 p.m. local time on the Closing Date, Purchaser shall deliver to Escrow Agent the Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent's escrow account, which funds must be delivered in a manner to permit Escrow Agent to deliver good funds to Seller or its designee on the Closing Date (and, if requested by Seller, by wire transfer); in the event that Escrow Agent is unable to deliver good funds to Seller or its designee within twenty-four (24) hours of the Closing Date, then the closing statements and related prorations will be revised as necessary; provided, however, that the Escrow Agent will not deliver the Purchase Price to Seller unless and until the Escrow Agent records the Deed.

     7.7 POSSESSION. Seller shall deliver possession of the Property to Purchaser at the Closing, the Improvements substantially in their condition as of the Effective Date, ordinary wear and tear excepted (except as otherwise expressly permitted under Sections 6.2 and 6.3 hereof), with the Tenants no longer in possession of any portion of the Property, other than pursuant to any Surviving Lease.

     7.8 DELIVERY OF BOOKS AND RECORDS. After the Closing, Seller shall deliver to Purchaser, to the extent in Seller's possession or control, the following: maintenance records and warranties; plans and specifications; licenses, permits and certificates of occupancy; copies or originals of all books and records of account, contracts, and copies of correspondence with tenants (but only with respect to any Surviving Lease) and suppliers; receipts for deposits, unpaid bills and other papers or documents which pertain to the Property; booklets; keys; and other items, if any, used in the operation of the Property.

                ARTICLE VIII - PRORATIONS,-DEPOSITS, COMMISSIONS

     8.1 PRORATIONS. At Closing, the following items shall be prorated as of the date of Closing with all items of income and expense for the Property through the end of the day before the Closing being borne by Seller and all such items being borne by Purchaser from and after (but including) the date of
Closing: income and rents under any Surviving Leases that have been collected by Seller as of Closing; fees and assessments; prepaid expenses and obligations under Service Contracts; accrued operating expenses; real and personal ad valorem taxes ("TAXES"); and any assessments by private covenant for the then-current calendar year of Closing. Specifically, the following shall apply to such prorations:

            8.1.1 TAXES. If Taxes for the year of Closing are not known or cannot be reasonably estimated, Taxes shall be prorated based on Taxes for the year prior to Closing, and any appropriate adjustments shall be made within sixty (60) days following the issuance of a final tax bill for the fiscal year that includes the Closing Date. The obligation to make any such adjustments shall survive the Closing. Any additional Taxes relating to the year of Closing or prior years arising out of a change in the use of the Real Property or a change in ownership shall be assumed by Purchaser effective as of Closing and paid by Purchaser when due and payable, and Purchaser shall indemnify Seller from and against any and all such Taxes, which indemnification obligation shall survive the Closing.

            8.1.2 UTILITIES. Purchaser shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits with the utility companies. Seller shall ensure that all utility meters are read as of the Closing Date. Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date.

     8.2 POST-CLOSING CORRECTION. Either party shall be entitled to a post Closing adjustment for any incorrect proration or adjustment, provided, such adjustment is claimed by such party within one (1) year after Closing. This
Section 8.2 shall survive the Closing.

     8.3 CLOSING COSTS. Closing costs shall be allocated between Seller and Purchaser in accordance with SECTION 1.2.

     8.4 FINAL ADJUSTMENT AFTER CLOSING. If final bills are not available or cannot be issued prior to Closing for any item being prorated under SECTION 8.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing. Payments in connection with the final adjustment shall be due within thirty (30) days of written notice. All such rights and obligations shall survive the Closing.

     8.5 COMMISSIONS. Seller shall be responsible to Brokers for a real estate sales commission at Closing (but only in the event of a Closing in strict accordance with this Agreement) in accordance with a separate agreement between Seller and Brokers. Under no circumstances shall Seller owe a commission or other compensation directly to any other broker, agent or person. Other than as stated above in this SECTION 8.5, Seller and Purchaser each represent and warrant to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or lender Seller or Purchaser, as applicable. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys' fees and litigation costs) arising as a result of such claims and shall survive the Closing.

                   ARTICLE IX - REPRESENTATIONS AND WARRANTIES

     9.1 SELLER'S REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Purchaser that:

            9.1.1 ORGANIZATION AND AUTHORITY. Seller has been duly organized, is validly existing as a limited liability company, and is in good standing in the State of Delaware and is qualified to do business in the Commonwealth of Massachusetts. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

            9.1.2 CONFLICTS AND PENDING ACTIONS. There is no agreement to which Seller is a party or, to Seller's knowledge, that is binding on Seller which is in conflict with this Agreement. There is no action or proceeding pending or, to Seller's knowledge, threatened against Seller or relating to the Property, including any condemnation proceeding, which challenges or impairs Seller's ability to execute or perform its obligations under this Agreement. Seller has not received any written notice of any pending or threatened condemnation or eminent domain proceeding or special assessments to be made against the Property.

            9.1.3 TENANTS/LEASES. There exist no leases or other use or occupancy agreements affecting the Property other than the Leases.

            9.1.4 SERVICE CONTRACTS. The list of Service Contracts attached as Exhibit C are all of the Service Contracts which affect the Property, and the copies of the Service Contracts delivered to Purchaser by Seller, are true and complete.

            9.1.5 ENVIRONMENTAL REPORTS. Seller has delivered to Purchaser all the reports in its possession regarding the environmental condition of the Property (the "Environmental Reports"). The attached EXHIBIT B lists the Environmental Reports so provided by Seller. To the best of Seller's knowledge, Seller has received no written notice specifically alleging the release or potential release of Hazardous Materials on or from the Property, except as may be disclosed in the Environmental Reports.

            9.1.6 COMMISSIONS. There are no leasing or other commissions due and owing to any third party related to the Property, except the commissions that will be due to the Brokers pursuant to Section 8.6 above upon Closing.

            9.1.7 NOTICES FROM GOVERNMENTAL AUTHORITIES. Seller has not received from any governmental authority written notice of any material violation of any laws applicable (or alleged to be applicable) to the Real Property, or any part thereof, that has not been corrected, except as may be reflected by the Property Documents or otherwise disclosed in writing to Purchaser.

            9.1.8 PROPERTY DOCUMENTS. Seller has no actual knowledge (as defined in Section 9.3) that any Property Documents are incorrect in any material respect.

            9.1.9 NO ADVERSE CLAIMS TO PERSONAL PROPERTY. No person or entity (including, without limitation, the Tenants) other than Seller will have any right, title, or interest in or to any fixtures, equipment, or personal property located on the Real Property as of Closing.

     Additionally, if Purchaser makes a claim against Seller for breach of a representation and warranty under this Agreement and Seller indemnifies or otherwise compensates Purchaser in connection therewith, and if the claim by Purchaser against Seller relates to matters for which there is or may be a claim against a third party under any warranties, guaranties, indemnities or other claims (including, without limitation, for workmanship, materials and performance) assigned by Seller to Purchaser pursuant to this Agreement, then Purchaser agrees that Seller shall be subrogated to Purchaser's position with respect to all claims against such third parties, and Purchaser shall reasonably cooperate with Seller in attempting to recover against such third party(ies). The foregoing shall survive Closing.

     9.2 PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser represents and warrants to Seller that:

            9.2.1 ORGANIZATION AND AUTHORITY. Purchaser has been duly organized and is validly existing as a corporation in good standing in Delaware and is qualified to do business in the Commonwealth of Massachusetts. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

            9.2.2 CONFLICTS AND PENDING ACTION. There is no agreement to which Purchaser is a party or to Purchaser's knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser's knowledge, threatened against Purchaser which challenges or impairs Purchaser's ability to execute or perform its obligations under this Agreement.

     9.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in this Article IX are made as of the date of this Agreement and are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of six (6) months (the "SURVIVAL PERIOD"). Terms such as "to Seller's knowledge," "to the best of Seller's knowledge," "Seller's actual knowledge" or like phrases used in this Agreement mean the actual knowledge of Lisa Sullivan, senior asset manager, and of William Rand, assistant vice president of Asset Manager (collectively, the "Asset Manager's Employees"), without any duty of inquiry or investigation; provided that so qualifying Seller's knowledge shall in no event give rise to any personal liability on the part of Asset Manager's Employees or any other officer or employee of Seller or its Asset

Manager, on account of any breach of any representation or warranty made by Seller in this Agreement. Terms such as "to Purchaser's knowledge," "to the best of Purchaser's knowledge," "Purchaser's actual knowledge" or like phrases used in this Agreement shall mean the actual knowledge of William W. Boecke, Chief Financial Officer of Purchaser, without any duty of inquiry or investigation; provided that so qualifying Purchaser's knowledge shall in no event give rise to any personal liability on the part of said William W. Boecke or any other officer or employee of Purchaser, on account of any breach of any representation or warranty made by Purchaser in this Agreement. Said terms do not include constructive knowledge, imputed knowledge, or knowledge Seller or Purchaser, as the case may be, or such persons do not have but could have obtained through further investigation or inquiry. Each party shall have the right to bring an action against the other on the breach of a representation or warranty hereunder, but only on the following conditions: (1) the party bringing the action for breach first learns of the breach after Closing and files such action within the Survival Period, and (ii) Purchaser shall not have the right to bring a cause of action for a breach of a representation or warranty unless the damage to Purchaser on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $25,000.00. Neither party shall have any liability after Closing for the breach of a representation or warranty hereunder of which the other party hereto had actual knowledge as of Closing. Furthermore, Purchaser agrees that the maximum liability of Seller for the alleged breach of any or all representations or warranties set forth in this Agreement is limited to $200,000.00. The provisions of this Section 9.3 shall survive the Closing. Any breach of a representation or warranty that occurs prior to Closing shall be governed by Article X.

                        ARTICLE X - DEFAULT AND REMEDIES

     10.1 SELLER'S REMEDIES. If Purchaser fails to perform its obligations pursuant to this Agreement at or prior to Closing for any reason except failure by Seller to perform hereunder, or if prior to Closing any one or more of Purchaser's representations or warranties are breached in any material respect, Seller shall be entitled, as its sole remedy (except as provided in SECTIONS 8.6, 10.3 AND 10.4 hereof and in the Due Diligence Agreements), to terminate this Agreement and recover the Earnest Money as liquidated damages and not as penalty, in full satisfaction of claims against Purchaser hereunder. Seller and Purchaser agree that Seller's damages resulting from Purchaser's default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain.

     10.2 PURCHASER'S REMEDIES. If Seller fails to perform its obligations pursuant to this Agreement for any reason except failure by Purchaser to perform hereunder, or if prior to Closing any one or more of Seller's representations or warranties are breached in any material respect, Purchaser shall elect, as its sole remedy, either to (1) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing and recover the Earnest Money, (ii) enforce specific performance of Seller's obligations under this Agreement, or (iii) waive said failure or breach and proceed to Closing. Notwithstanding anything herein to the contrary, Purchaser shall be deemed to have elected to terminate this Agreement if Purchaser fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against Seller on or before ten (10) business days following the scheduled Closing Date or, having given such notice, fails to file a lawsuit asserting such claim or cause of action in the county in which the Property is located within three (3) months following the scheduled Closing Date. Purchaser's remedies shall be limited to those described in this SECTION 10.2 AND SECTIONS 10.3 AND 10.4 hereof. If, however, the equitable remedy of specific performance is not available, Purchaser may seek any other right or remedy available at law or in equity; provided, however, that in no event except for any willful or intentional default of Seller hereunder shall Seller's liability exceed the lesser of (1) $285,000.00 or (ii) the actual reasonable out-of-pocket expenses incurred by Purchaser and paid (A) to Purchaser's attorneys in connection with the negotiation of this Agreement and preparation for Closing and (B) to unrelated and unaffiliated third party consultants in connection with the performance of examinations, inspections and/or investigations pursuant to ARTICLE IV and the Due Diligence Agreements. For purposes of this provision, specific performance shall be considered not available to Purchaser only if a court of competent jurisdiction (or an arbitrator, as per EXHIBIT H) determines that Purchaser is entitled to specific performance on the merits of its claim, but said court or arbitrator is unable to enforce specific performance due to reasons beyond the control of the court or arbitrator. IN NO EVENT SHALL SELLER'S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.

     10.3 ATTORNEYS' FEES. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the nonprevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys' fees, incurred in connection with such claims.

     10.4 OTHER EXPENSES. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for holding the Earnest Money as well as any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the Title Commitment.

                 ARTICLE XI - DISCLAIMERS, RELEASE AND INDEMNITY

     11.1 DISCLAIMERS BY SELLER. Except as expressly set forth in this Agreement, it is understood and agreed that Seller and Asset Manager have not at any time made and are not now making, and they specifically disclaim, any warranties or representations of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties or representations as to (1) matters of title, (ii) environmental matters relating to the Property or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Property, (iii) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (iv) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (v) drainage, (vi) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (vii) the presence of endangered species or any environmentally sensitive or protected areas, (viii) zoning or building entitlements to which the Property or any portion thereof may be subject, (ix) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (x) usages of adjoining property, (xi) access to the Property or any portion thereof, (xii) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (xiii) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (xiv) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (xv) the merchantability of the Property or fitness of the Property for any particular purpose, (xvi) the truth, accuracy or completeness of the Property Documents, provided, however, that Seller has no actual knowledge that any Property Document is incorrect in any material respect; (xvii) tax consequences, or (xviii) any other matter or thing with respect to the Property.

     11.2 SALE "AS IS, WHERE IS." Purchaser acknowledges and agrees that upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Property "AS IS, WHERE IS, WITH ALL FAULTS," except to the extent expressly provided otherwise in this Agreement and any document executed by Seller and delivered to Purchaser at Closing. Except as expressly set forth in this Agreement, Purchaser has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Property) made or furnished by Seller, the Asset Manager of the Property, or any real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Agreement, it is relying solely on its own expertise and that of Purchaser's consultants in purchasing the Property and shall make an independent verification of the accuracy of any documents and information provided by Seller. Purchaser will conduct such inspections and investigations of the Property as Purchaser deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same. Purchaser acknowledges that Seller has afforded Purchaser a full opportunity to conduct such investigations of the Property as Purchaser deemed necessary to satisfy itself as to the condition of the Property and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement. Upon Closing, Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Purchaser's inspections and investigations.

PURCHASER'S INITIALS  /s/ WWB
                      -------------------

     11.3 SELLER RELEASED FROM LIABILITY. Purchaser acknowledges that it has had the opportunity to inspect the Property during the Inspection Period, and during such period, observe its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Property and adjacent areas as Purchaser deems necessary, and Purchaser hereby FOREVER RELEASES AND DISCHARGES Seller and Asset Manager from all responsibility and liability, including without limitation, liabilities under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sections 9601 ET SEQ.), as amended ("CERCLA"), regarding the condition, valuation, salability or utility of the Property, or its suitability for any purpose whatsoever (including, but not limited to, with respect to the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines, and any structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property). Purchaser further hereby WAIVES (and by Closing this transaction will be deemed to have WAIVED) any and all objections and complaints (including, but not limited to, federal, state and local statutory and common law based actions, and any private right of action under any federal, state or local laws, regulations or guidelines to which the Property is or may be subject, including, but not limited to, CERCLA) concerning the physical characteristics and any existing conditions of the Property. Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation. The foregoing release shall not include any liability of Seller for breach of any provision contained in this Agreement, which shall be governed by Section 10.2 herein.

     11.4 "HAZARDOUS MATERIALS" DEFINED. For purposes hereof, "HAZARDOUS MATERIALS" means "Hazardous Material," "Hazardous Substance," "Pollutant or Contaminant," and "Petroleum" and "Natural Gas Liquids," as those terms are defined or used in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 ET SEQ. ("CERCLA"), and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials.

     11.5 SURVIVAL. The terms and conditions of this ARTICLE XI shall expressly survive the Closing, not merge with the provisions of any closing documents and shall be incorporated into the Deed.

     Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimers and other agreements set forth above.

                           ARTICLE XII - MISCELLANEOUS

     12.1 PARTIES BOUND; ASSIGNMENT. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto. Purchaser may assign its rights under this Agreement upon the following conditions: (1) the assignee of Purchaser must be an affiliate of Purchaser or an entity controlling, controlled by, or under common control with Purchaser, (ii) all of the Earnest Money must have been delivered in accordance herewith, (iii) the Inspection Period shall be deemed to have ended, (iv) the assignee of Purchaser shall assume all obligations of Purchaser hereunder, but Purchaser shall remain primarily liable for the performance of Purchaser's obligations, and (v) a copy of the fully executed written assignment and assumption agreement shall be delivered to Seller at the Closing, but Purchaser will notify Seller in writing of the name of such assignee at least five (5) business days prior to Closing.

     12.2 HEADINGS. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

     12.3 INVALIDITY AND WAIVER. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party's right to enforce against the other party the same or any other such term or provision in the future.

     12.4 GOVERNING LAW. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the laws of the Commonwealth of Massachusetts.

     12.5 SURVIVAL. The provisions of this Agreement that contemplate performance after the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

     12.6 ENTIRETY AND AMENDMENTS. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

     12.7   TIME. Time is of the essence in the performance of this Agreement.

     12.8 CONFIDENTIALITY. Neither Purchaser nor Seller shall make any public announcement or disclosure of any information related to this Agreement to outside brokers or third parties, before or after the Closing, without the prior written specific consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that: (a) either party may disclose this Agreement to its Permitted Outside Parties as necessary to perform its obligations hereunder and to any person or entity as may be required under laws or regulations applicable to such disclosing party; (b) Purchaser may make any disclosures required under any securities laws, whether in connection with any public offering of stock in Purchaser or otherwise; and (c) either party may make disclosure of this Agreement in connection with any litigation between the parties hereto. Notwithstanding the foregoing, either party may make disclosures about the Property after Closing, subject to the terms of this Section 12.8. Seller agrees that following Closing, it shall not disclose the contents of the Environmental Reports without the written consent of Purchaser, such consent not to be unreasonably withheld or delayed; provided, however, that Seller may disclose the contents of the Environmental Reports at any time, without first obtaining such consent, to: (y) any person or entity as may be reasonably necessary to facilitate any leasing, sale, financing or other transaction desired by Seller; or (z) any consultant, agent, or contractor hired by Seller to investigate, monitor, remediate or take any other action as a result of any environmental condition existing or alleged to exist on any of the properties located at 19, 21 or 22 Alpha Road; provided that in each instance, prior to any such disclosure of the Environmental Reports, Seller shall advise such person or entity receiving the Environmental Reports of the confidential nature of such information and of the provisions of this Section 12.8. Without in any way limiting the foregoing, in the event that Seller is required during any subsequent litigation (by oral questions, interrogatories, requests for information or documents, subpoenas, summonses, civil investigative demand or similar process) to disclose any or all of the Environmental Reports, Seller agrees to provide Purchaser with prompt notice of such requirement, so that Purchaser may seek an appropriate protective order or, if Purchaser so decides in it sole discretion, waive Seller's compliance with the provisions of this Section 12.8. Seller will use reasonable efforts to assist Purchaser in obtaining such a protective order. It is further agreed that if, in the absence of a protective order or the receipt of a waiver thereunder, Seller is nonetheless in the reasonable opinion of its counsel legally compelled to disclose any of the Environmental Reports to any tribunal or governmental authority or else stand liable for contempt or to suffer other censure or penalty, Seller may, following reasonable notice to Purchaser under the circumstances, disclose such information to such tribunal or authority. Seller will not be liable for such disclosure unless it was caused by or resulted from a previous disclosure by Seller not permitted by this Agreement.

     12.9 NOTICES. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in SECTION
1.3. Any such notices shall, unless otherwise provided herein, be given or served (i) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (ii) by overnight delivery using a nationally recognized overnight courier, (iii) by personal delivery, or (iv) by facsimile, evidenced by confirmed receipt. Notice deposited in the mail in the manner hereinabove described shall be effective on the third (3rd) business day after such deposit. Notice given in any other manner shall be effective upon delivery, attempted delivery, or refusal, whichever occurs first, at the address of the intended recipient between the hours of 9:00 a.m. and 5:00 p.m. on any business day, with delivery made after such hours to be deemed received the following business day. A party's address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.

     12.10 CONSTRUCTION. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

     12.11 CALCULATION OF TIME PERIODS. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in the state in which the Real Property is located.

     12.12 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of Counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages, provided that executed originals thereof are forwarded to the other party on the same day by any of the delivery methods set forth in SECTION 12.9 other than facsimile.

     12.13 NO RECORDATION. Without the prior written consent of Seller, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Purchaser without the prior written consent of Seller shall constitute a default hereunder by Purchaser, whereupon Seller shall have the remedies set forth in SECTION 10.1 hereof.

     12.14 FURTHER ASSURANCES. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

     12.15 DISCHARGE OF OBLIGATIONS, The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

     12.16 ERISA. Under no circumstances shall Purchaser have the right to assign this Agreement to any person or entity owned or controlled by an employee benefit plan if Seller's sale of the Property to such person or entity would, in the reasonable opinion of Seller's ERISA advisors or consultants, create or otherwise cause a "prohibited transaction" under ERISA. In the event Purchaser assigns this Agreement or transfers any ownership interest in Purchaser, and such assignment or transfer would make the consummation of the transaction hereunder a "prohibited transaction" under ERISA and necessitate the termination of this Agreement then, notwithstanding any contrary provision which may be contained herein, Seller shall have the right to terminate this Agreement.

     12.17 NO THIRD PARTY BENEFICIARY. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller, Asset Manager and Purchaser only and are not for the benefit of any third party (other than Asset Manager), and accordingly, no third party (other than Asset Manager) shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

     12.18 ASSET MANAGER: DESIGNATED REPRESENTATIVE. Seller has engaged Archon Group, L.P. or affiliated companies ("ASSET MANAGER") to provide certain asset management services with respect to the Property, including acting as a liaison between Seller and Purchaser in connection with the Property and this Agreement. The Asset Manager will appoint one or more representatives ("DESIGNATED REPRESENTATIVE(S)") to deal with Purchaser. Whenever any approval, acceptance, consent, direction or action of Seller is required pursuant to this Agreement, Purchaser shall send to the Designated Representative a written notice requesting same, which notice shall: (i) describe in detail the matter for which such approval, acceptance, consent, direction or other action of Seller is requested; (ii) be accompanied by a copy of any contract, agreement or other document to be executed by Seller evidencing such approval, consent, acceptance, direction or action of Seller; and (iii) be accompanied by such other documents, written explanations and information as may be reasonably necessary to explain the request fully and completely. The Asset Manager will communicate Seller's response to any such requests to Purchaser.

     12.19 MANDATORY ARBITRATION. The parties have agreed to submit certain disputes to mandatory arbitration in accordance with the provisions of EXHIBIT H attached hereto and made a part hereof for all purposes.

     12.20 FURTHER OFFERS. For so long as this Agreement remains in effect, Purchaser and Seller agree to negotiate exclusively with each other, in good faith, toward the consummation of the transaction contemplated in this Agreement. In this regard, unless and until this Agreement is terminated by either party pursuant to the terms of this Agreement, Seller agrees to cease all responses to, negotiations, discussions or inquiries with, and/or any solicitations of, any other prospective purchaser with regard to sale of the Property, and Purchaser agrees to cease all responses to, negotiations, discussions or inquiries with, and/or any solicitations of, any other person or entity with regard to Purchaser's prospective purchase of real property as contemplated in this Agreement.

                         SIGNATURE PAGE TO AGREEMENT OF
                                PURCHASE AND SALE
                                 BY AND BETWEEN
                            W9/TIB III REALTY, L.L.C.
                                       AND
                          HITTITE MICROWAVE CORPORATION

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

                                SELLER:

                                W9/TIB III REALTY, L.L.C.,
                                a Delaware limited liability company

Date executed by Seller:                  By:/s/ William F. Rand III
                                             -----------------------------------
                                          Name: William F. Rand III
                                               ---------------------------------
   4/16/04                                Title:  Assistant Vice President
---------------------------                     --------------------------------

                                PURCHASER:

                                Hittite Microwave Corporation, a Delaware corporation

Date executed by Purchaser:               By: /s/ William W. Boecke
                                             -----------------------------------
                                          Name: William W. Boecke
                                               ---------------------------------
                                          Title: Chief Finance Officer
---------------------------                     --------------------------------

                             JOINDER BY ESCROW AGENT

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent has received and shall hold the Earnest Money required to be deposited under this Agreement and the interest earned thereto, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of this Agreement.

                                COMMONWEALTH LAND TITLE INSURANCE
                                COMPANY

Date executed by Escrow         By: /s/ David D. Merrill
Agent                               -----------------------------------
                                Name:  David D. Merrill
                                     ----------------------------------
 4/20/04                        Title: Senior Branch Counsel
---------------------------           ------------------------